EXHIBIT 11

                            VIANET TECHNOLOGIES, INC.

                          CALCULATION OF LOSS PER SHARE





                                               Three months ended   Three months ended
                                                      March 31         March 31

                                                        1999             1998
Primary and Fully Diluted Loss Per Share

Shares in issue beginning of period ...............     350,000      350,000
Shares issued (weighted average) ..................      90,890         --
Weighted average shares in issue end of period        ---------     --------
                                                        440,890      350,000

Dilutive Common Stock Equivalents
(weighted average)(1) .............................        --           --
Other stock options using treasury stock method (1)        --           --
                                                      ---------     --------

Total weighted average common shares and
common stock equivalents(1) .......................     440,890      350,000
                                                      ---------     --------
Loss for period (U.S. Dollars) ....................   $(217,350)          $-
                                                      ---------     --------
Loss per  share (1) ...............................   $   (0.49)   $    0.00
                                                      ---------     --------



     (1) Note: Potentially dilutive common stock equivalents and other options totalling 1,300,000 at March 31, 1999 have been excluded from the computation of diluted net loss per common share because they are anti-diutive for the period presented.